Exhibit 99.1

IDEXX Laboratories Announces Fourth Quarter and Full Year 2016 Results

- Achieves Q4 revenue growth of 11% on a reported basis and 12% on an organic basis, driven by CAG Diagnostics recurring revenue growth of 13% on both a reported and organic basis

- Reports 3,167 Q4 premium instrument placements, representing 15% year-over-year growth, including 1,493 Catalyst® and 546 IDEXX SediVue® Dx placements

- Delivers full year diluted EPS of $2.44, a 19% increase as reported, or 25% on an Adjusted constant currency basis

- Updates 2017 reported revenue growth to 7.5% – 9% and reaffirms organic revenue growth of 9% – 10.5%

- Raises 2017 EPS guidance range by $0.08 to $2.85 - $3.01

WESTBROOK, Maine, Feb. 2, 2017 /PRNewswire/ -- IDEXX Laboratories, Inc. (NASDAQ: IDXX), a global leader in veterinary diagnostics, veterinary practice software and water microbiology testing, reports revenues for the fourth quarter of 2016 of $443 million, an increase of 11% compared to the prior year period on a reported basis and 12% on an organic basis. Fourth quarter results were supported by accelerated gains in Companion Animal Group ("CAG") Diagnostics recurring revenue and continued high growth in premium instrument placements. Earnings per diluted share ("EPS") was $0.58 for the fourth quarter, representing 21% growth year-over-year on a reported basis, and 33% on a constant currency basis.

Revenue for the full year of $1,775 million increased 11% on both a reported and organic basis, driven by 12% reported and organic growth in global CAG Diagnostics recurring revenue. For the full year 2016, EPS of $2.44 grew 19% versus 2015 on a reported basis and 25% on an Adjusted constant currency basis, supported by 100 basis points of reported operating margin improvement, or 170 basis points of improvement on an Adjusted constant currency basis. Based on its strong 2016 performance and momentum in executing its innovation and commercial strategies, the Company is reaffirming its full year 2017 organic revenue growth outlook of 9% – 10.5%, and raising its EPS guidance range to $2.85 - $3.01, supported by continued operating margin expansion aligned with its long-term goals. The higher 2017 EPS guidance reflects $0.07 per share in sustained improvement from higher than expected 2016 operating profits, as well as from higher estimated EPS benefits related to the implementation of the new accounting standard for the tax benefit of employee share-based compensation, which offset impacts from updated foreign exchange estimates.

"Our fourth quarter and full year performance demonstrates the power of innovation to improve the standard of care for pets and drive the growth of veterinary services. We are delighted to have delivered such strong results for our shareholders, achieving the high end of our 2016 revenue guidance and beating our earnings expectations," said Jonathan Ayers, the Company's Chairman and Chief Executive Officer. "Through our best-in-class commercial organization, we continue to deepen our partnership with our customers, furthering the growth of the profession and our recurring revenues.

"Our foundation has never been stronger. In 2016, we placed a record number of premium chemistry instruments, premium hematology instruments and 1,575 IDEXX SediVue® Dx instruments, the industry's first-and-only in-house urine sediment analyzer. Our expanding global installed base of instruments will support continued attractive growth of our durable, recurring consumable revenue stream.

"IDEXX is positioned to thrive in a positive economic growth environment. We're pleased to reaffirm our revenue guidance and raise our earnings outlook for 2017, based on our strong 2016 performance, consistent with our long-term financial goals."

Fourth Quarter Performance Highlights

Fourth quarter revenue increased 11% to $443 million, after absorbing an approximately 1% headwind attributable to foreign exchange impact. EPS for the quarter was $0.58, an increase of 21% compared to the fourth quarter 2015. EPS growth on a constant currency basis for the quarter was 33%, excluding a $0.06 per share impact related to net unfavorable changes in foreign exchange.

Companion Animal Group

CAG generated 13% reported and 14% organic revenue growth for the quarter, supported by CAG Diagnostics recurring organic revenue growth of 13% and instrument organic revenue growth of 24%.

  IDEXX VetLab® consumables reported revenue grew 17% and organic revenue grew 18%, propelled by our expanding premium instrument base in US and international markets.  IDEXX VetLab premium diagnostic instrument placements grew 15% to a record number of 3,167, including 1,493 Catalysts, 1,128 premium hematology instruments and 546 IDEXX SediVue Dx analyzers.
  Reference laboratory diagnostic and consulting services revenue grew 12% on a reported and 13% on an organic basis, with strong contributions across regions, and continued traction of IDEXX SDMA™, our novel kidney function test, now launched worldwide.
  Rapid assay products generated solid reported and organic revenue growth of 6%, supported by continued growth in SNAP 4Dx® Plus Test and Specialty SNAP revenues.

Livestock, Poultry and Dairy ("LPD")

Reported and organic revenue declined 1% for the quarter as declines in bovine disease eradication testing in Europe and in herd health screening were partially offset by strong testing gains in emerging markets.

Water

Reported revenue growth was 1% and organic revenue growth was 3% for the quarter, supported by continued strong volume growth in our core Colilert® franchise across major regions, offset by inventory adjustments related to go-direct initiatives and by lapping of strong revenue in fourth quarter 2015 associated with the 2015 launch of the Quanti-Tray® Sealer PLUS and increased testing due to a cryptosporidium outbreak in the UK.

Gross Profit and Operating Profit

Gross profits increased 11%, and gross margin decreased slightly to 54.3% from 54.5% in the prior year period. The decrease in gross margin was due to currency impacts, primarily related to the lapping of $6 million in 2015 foreign exchange hedge gains. Constant currency gross margin was 55.4% for the quarter, 90 basis points higher than fourth quarter 2015, driven by solid price gains, volume leverage in consumable costs and reference lab operations, as well as improvements in practice management service offerings.

Operating margins were 18.9% in the quarter, 220 basis points higher than the prior year period operating margin of 16.7%, reflecting benefits from strong revenue gains and operating expense leverage.

2017 Financial Outlook

The Company is maintaining its 2017 revenue outlook of $1,910 million - $1,935 million, reflecting our strong 2016 performance, offset by updated assumptions related to foreign exchange rates, as noted below. At these rates compared to rates in effect in 2016, we estimate that the effect of the stronger US dollar will adversely impact 2017 reported revenue growth by approximately 1.5%, EPS growth by 2 - 3%, and EPS by an estimated $0.06 per share, including the net impact from projected hedge gains of approximately $7 million in 2017 compared to $4 million in 2016 hedge gains.

We are increasing our 2017 EPS outlook to $2.85 - $3.01 per share, reflecting targeted growth of 17% - 23% on a reported basis and 19% - 26% EPS constant currency growth, reflecting the new Accounting Standards Update 2016-09 (ASU 2016-09), Improvements to Employee Share-Based Payment Accounting, which we estimate will result in $0.12 - $0.16 of EPS benefit in 2017 (an increase of $0.04 compared to earlier estimates). The Company is projecting free cash flow at approximately 95% of net income in 2017, reflecting continued discipline in inventory management and capital spending. The implementation of ASU 2016-09, which has the effect of increasing reported net income with no impact on cash flow, is projected to reduce the Company's free cash flow as a percentage of net income by 5%, from what would have been approximately 100% of net income under previous GAAP.

The guidance for 2017 reflects the assumptions that the value of the US dollar relative to other currencies will remain at the following rates: euro at $1.06, British pound at $1.23, Canadian dollar at $0.75, Australian dollar at $0.75 and Japanese yen at ¥117, Chinese yuan at ¥6.93, Brazilian real at R$3.23 to the US dollar for the full year of 2017.

The Company provides the following updated guidance for 2017:

Amounts in millions except per share data and percentages

	Guidance Range	Growth Definition	Year-over-year Growth

Revenue	$1,910 - $1,935	Reported	7.5% - 9%
		Organic Revenue Growth	9% - 10.5%

EPS	$2.85 - $3.01	Reported	17% - 23%
		Constant Currency	19% - 26%

Operating Cash Flow		~130% of net income

Free Cash Flow		~95% of net income

Capital Expenditures		~$90 million

We expect an effective tax rate of 26% - 27.5%, after a projected reduction of 350 - 450 basis points related to the implementation of the new accounting standard for the tax benefit of employee share-based compensation. We are projecting a reduction in weighted average shares outstanding of approximately 1.5%, net of 0.5% related to the implementation of the new accounting standard for the tax benefit of employee share-based compensation, and interest expense, net of interest income, of approximately $32 million - $33 million reflecting current and projected borrowings.

For a quick-reference snapshot of the Company's quarterly and full year performance, please visit www.idexx.com/investors.

Conference Call and Webcast Information

IDEXX Laboratories, Inc. will be hosting a conference call today at 8:30 a.m. (Eastern) to discuss its fourth quarter results and management's outlook. To participate in the conference call, dial 1-800-230-1074 or 1-651-291-0278 and reference confirmation code 415457. An audio replay will be available through Thursday, February 9, 2017 by dialing 1-800-475-6701 or 1-320-365-3844 and referencing replay code 415457.

The call will also be available via live or archived webcast on the IDEXX Laboratories' website at www.idexx.com/investors and will be available for one year.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a member of Standard & Poor's 500® Index and is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 7,000 people and offers products to customers in over 175 countries. For more information about IDEXX, visit: www.idexx.com.

Statement Regarding Non-GAAP Financial Measures

The following provides information regarding certain measures used in this earnings release and/or the accompanying earnings conference call that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"), otherwise referred to as non-GAAP financial measures. To supplement the Company's consolidated results presented in accordance with GAAP, the Company has disclosed non-GAAP financial measures that exclude or adjust certain items. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors' evaluation of the Company's business performance and liquidity and are useful for period-over-period comparisons of the performance of the Company's business and its liquidity and to the performance and liquidity of our peers. While management believes that these non-GAAP financial measures are useful in evaluating the Company's business, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.

The following section defines terms and conventions used in this earnings release and/or the accompanying earnings conference call, including non-GAAP financial measures, and includes applicable information regarding reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, as appropriate:

Adjusted EPS, Adjusted EPS growth, Adjusted operating profit and Adjusted operating margin - Adjusted EPS, Adjusted EPS growth, Adjusted operating profit and Adjusted operating margin are non-GAAP financial measures. Adjusted EPS, Adjusted operating profit and Adjusted operating margin exclude from the prior year period reported earnings, the third quarter 2015 non-cash software impairment charge of $8.2 million, which represents approximately 50 basis points in operating margin and $0.06 per share in EPS for the full year 2015. The Adjusted EPS growth calculation for the full year 2016 uses Adjusted EPS for the applicable prior year period.

Constant currency - Constant currency references are non-GAAP financial measures which exclude the impact of changes in foreign currency exchange rates and are consistent with how management evaluates our performance and comparisons with prior and future periods. We estimated the net impacts of currency on our revenue, gross profit, operating profit, EPS and Adjusted EPS results by restating results to the average exchange rates or exchange rate assumptions for the comparative period, which includes adjusting for the estimated impacts of foreign currency hedging transactions and certain impacts on our effective tax rates. These estimated currency changes reduced fourth quarter 2016 gross profit growth by 3%, gross margin by 1%, operating profit growth by 10%, and Adjusted EPS growth by 11%; reduced full year 2016 revenue growth by 3%, gross margin by less than 1%, operating profit growth by 8%, and Adjusted EPS growth by 6%; reduced projected 2017 revenue growth by approximately 1.5% and projected 2017 constant currency EPS growth by approximately 2-3%. Constant currency revenue growth represents the percentage change in revenue during the applicable period, as compared to the prior year period, excluding the impact of changes in foreign currency exchange rates. See the supplementary analysis of results below for revenue percentage change from currency for the three months and year ended December 31, 2016.

Free cash flow - Free cash flow is a non-GAAP financial measure and means, with respect to a measurement period, the cash generated from operations during that period, including tax benefits attributable to share-based compensation, reduced by the Company's investments in property and equipment. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in property and equipment that are required to operate the business. See the supplementary analysis of results below for our calculation of free cash flow for the years ended December 31, 2016 and 2015. Upon our adoption of ASU 2016-09 in 2017, the tax benefit from share-based compensation will be included in cash generated from operations and will no longer be an adjustment in our free cash flow calculation. To estimate projected 2017 free cash flow we have deducted projected purchases of property and equipment (also referred to as capital expenditures) of $90 million.

Growth and organic growth - All references to growth and organic growth refer to growth compared to the equivalent prior year period unless specifically noted.

Organic revenue growth - Organic revenue growth is a non-GAAP financial measure. Organic revenue growth excludes the impact of changes in foreign currency exchange rates and revenue from business acquisitions. See the supplementary analysis of results below for a reconciliation of reported revenue growth to organic revenue growth for the three months and year ended December 31, 2016. See commentary above for the impacts of constant currency to the projected 2017 organic revenue growth for the Company. For projected 2017 revenue growth, the impacts of revenue from acquisitions is immaterial.

Note Regarding Forward-Looking Statements
This earnings release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are included above under "2017 Financial Outlook" and elsewhere and can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. Our forward-looking statements include statements relating to our revenue growth and EPS outlooks; operating and free cash flow forecast; projected impact of foreign currency exchange rates; and projected operating margins, capital expenditures, gains from foreign currency hedging transactions, tax benefits from share-based compensation arrangements, effective tax rate, weighted average shares outstanding and interest expense. These statements are based on management's expectation of future events as of the date of this earnings release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the Company's ability to successfully execute its strategy, including supporting its all-direct sales strategy in the US; the Company's ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company's ability to achieve cost improvements in its worldwide network of laboratories and in the manufacture and service of in-clinic instruments;the Company's ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company's purchases of products and materials from third parties, including from sole source suppliers; the effectiveness of the Company's sales and marketing activities; the Company's ability to manufacture complex biologic products; the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; the Company's ability to manage the risks associated with the use of distributors to sell the Company's products; the impact of increased competition from existing and new technologies and technological advances by our competitors; the promotion and sale of our competitors' products by our former US distribution partners; the effect of government regulation on the Company's business, including government decisions about whether and when to approve the Company's products, decisions regarding labeling, manufacturing and marketing products and regulations impacting the use of certain substances currently used in our products or processes; the impact of consolidation and reference laboratory vertical integration among our customers, including veterinary hospital consolidation, and the prevalence of buying consortiums on the markets for the Company's products; the Company's ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; changes in testing patterns or practices in veterinary medicine that affect the rate of use of the Company's products and services by veterinarians; a failure or perceived failure to comply with regulations and our policies regarding the privacy and protection of user data; the effect of any strengthening of the rate of exchange for the US dollar; the impact of a weak economy on demand for the Company's products and services or increased customer credit risk; the effects of operations outside the US, including from currency fluctuations, different regulatory, political and economic conditions, and different market conditions and local business and cultural factors; the impact of the Company's limited experience and small scale in the human point-of-care market; the effects of interruptions to the Company's operations due to natural or man-made disasters, system failures or disruptions or security breaches; the impact of disruptions, attacks or breaches of information systems, including to our customers' information systems via our products and services that connect to and are part of the "Internet of Things"; the effect of any adverse changes in the financial markets on the value of the Company's investment portfolio; the effect on the Company's stock price if quarterly or annual operating results do not meet expectations of market analysts or investors in future periods; potential exposures related to our worldwide provision for income taxes and the potential loss of tax incentives; and the Company's ability to obtain financing on favorable terms. A further description of these and other factors can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016,in the sections captioned "Risk Factors," as well as the Company's other periodic reports filed or to be filed with the Securities and Exchange Commission.

Contact: Kerry Bennett, Investor Relations, 1-207-556-8155

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Years Ended
		December 31,	December 31,	December 31,	December 31,
		2016	2015	2016	2015
Revenue:	Revenue	$ 442,996	$ 399,685	$ 1,775,423	$ 1,601,892
Expenses and
Income:	Cost of revenue	202,370	181,990	799,987	711,622
	Gross profit	240,626	217,695	975,436	890,270
	Sales and marketing	80,605	76,495	317,058	299,955
	General and administrative	50,778	48,793	207,017	182,510
	Research and development	25,418	25,496	101,122	99,681
	Impairment charge	-	-	-	8,212
	Income from operations	83,825	66,911	350,239	299,912
	Interest expense, net	(6,698)	(7,126)	(28,393)	(26,771)
	Income before provision for income taxes	77,127	59,785	321,846	273,141
	Provision for income taxes	24,756	15,395	99,792	81,006
Net Income:	Net income	52,371	44,390	222,054	192,135
	Less: Noncontrolling interest in subsidiary's
	earnings	2	41	9	57
	Net income attributable to stockholders	$ 52,369	$ 44,349	$ 222,045	$ 192,078
	Earnings per share: Basic	$ 0.59	$ 0.49	$ 2.47	$ 2.07
	Earnings per share: Diluted	$ 0.58	$ 0.48	$ 2.44	$ 2.05
	Shares outstanding: Basic	89,294	90,841	89,732	92,601
	Shares outstanding: Diluted	90,589	91,788	90,884	93,649

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information(Unaudited)

		Three Months Ended		Years Ended
		December 31,	December 31,	December 31,	December 31,
		2016	2015	2016	2015
Operating	Gross profit	54.3%	54.5%	54.9%	55.6%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	29.7%	31.3%	29.5%	30.6%
revenue):	Research and development expense	5.7%	6.4%	5.7%	6.2%
	Income from operations[1]	18.9%	16.7%	19.7%	18.7%

[1]Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		December 31,	Percent of	December 31,	Percent of
		2016	Revenue	2015	Revenue
Revenue:	CAG	$ 379,539		$ 336,055
	Water	24,336		24,178
	LPD	32,980		33,366
	Other	6,141		6,086
	Total	$ 442,996		$ 399,685

Gross Profit[1]:	CAG	$ 201,354	53.1%	$ 175,690	52.3%
	Water	17,181	70.6%	17,292	71.5%
	LPD	19,818	60.1%	21,024	63.0%
	Other	3,562	58.0%	2,980	49.0%
	Unallocated Amounts	(1,289)	N/A	709	N/A
	Total	$ 240,626	54.3%	$ 217,695	54.5%

Income from
Operations[1]:	CAG	$ 71,484	18.8%	$ 50,233	14.9%
	Water	10,838	44.5%	10,798	44.7%
	LPD	6,249	18.9%	7,561	22.7%
	Other	1,633	26.6%	549	9.0%
	Unallocated Amounts	(6,379)	N/A	(2,230)	N/A
	Total	$ 83,825	18.9%	$ 66,911	16.7%

		Year Ended		Year Ended
		December 31,	Percent of	December 31,	Percent of
		2016	Revenue	2015	Revenue
Revenue:	CAG	$ 1,522,689		$ 1,356,287
	Water	103,579		96,884
	LPD	126,491		127,143
	Other	22,664		21,578
	Total	$ 1,775,423		$ 1,601,892

Gross Profit[1]:	CAG	$ 820,322	53.9%	$ 729,303	53.8%
	Water	71,878	69.4%	68,953	71.2%
	LPD	73,801	58.3%	79,987	62.9%
	Other	11,561	51.0%	10,281	47.6%
	Unallocated Amounts	(2,126)	N/A	1,746	N/A
	Total	$ 975,436	54.9%	$ 890,270	55.6%

Income from
Operations[1]:	CAG	$ 301,342	19.8%	$ 233,319	17.2%
	Water	45,702	44.1%	44,752	46.2%
	LPD	18,914	15.0%	27,157	21.4%
	Other	884	3.9%	(137)	(0.6%)
	Unallocated Amounts	(16,603)	N/A	(5,179)	N/A
	Total	$ 350,239	19.7%	$ 299,912	18.7%

[1]Effective January 1, 2016, we modified our management reporting to provide a more comprehensive view of the performance of our operating segments by including the capitalization of variances between standard and actual manufacturing costs, which adjust the timing of cost recognition from when the variance is created to the period in which the related inventory is sold. Prior to January 1, 2016, the capitalization and subsequent recognition of these variances were not allocated to our operating segments and were instead reported under the caption "Unallocated Amounts". The segment gross profit and income (loss) from operations within this report for the three and twelve months ended December 31, 2015 has been retrospectively revised to reflect this change to our reportable segments.

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Domestic and International Markets and by Product and Service Categories
Amounts in thousands (Unaudited)

	Three Months Ended
Net Revenue	December 31, 2016	December 31, 2015	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG	$379,539	336,055	$43,484	12.9%	(0.8%)	-	13.7%
United States	250,395	222,065	28,330	12.8%	-	-	12.8%
International	129,144	113,990	15,154	13.3%	(2.4%)	-	15.7%
Water	24,336	24,178	158	0.7%	(2.0%)	-	2.7%
United States	12,493	11,498	995	8.7%	-	-	8.7%
International	11,843	12,680	(837)	(6.6%)	(3.5%)	-	(3.1%)
LPD	32,980	33,366	(386)	(1.2%)	(0.4%)	-	(0.8%)
United States	3,289	3,760	(471)	(12.5%)	-	-	(12.5%)
International	29,691	29,606	85	0.3%	(0.5%)	-	0.8%
Other	6,141	6,086	55	0.9%	(0.1%)	-	1.0%
Total Company	$442,996	$399,685	$43,311	10.8%	(0.9%)	-	11.7%
United States	$267,730	$238,595	$29,135	12.2%	-	-	12.2%
International	$175,266	$161,090	$14,176	8.8%	(2.0%)	-	10.8%

	Three Months Ended
Net CAG Revenue	December 31, 2016	December 31, 2015	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG Diagnostics recurring revenue[5]:	$312,162	$277,402	$34,760	12.5%	(0.9%)	-	13.4%
IDEXX VetLab consumables	114,973	98,433	16,540	16.8%	(1.1%)	-	17.9%
Rapid assay products	41,539	39,317	2,222	5.7%	-	-	5.7%
Reference laboratory diagnostic and consulting services	140,553	125,411	15,142	12.1%	(1.0%)	-	13.1%
CAG Diagnostics service and accessories[5]	15,097	14,241	856	6.0%	(0.6%)	-	6.6%
CAG Diagnostics capital – instruments[5]	35,130	28,547	6,583	23.1%	(0.9%)	-	24.0%
Veterinary software, services and diagnostic imaging systems[4]	32,247	30,106	2,141	7.1%	-	-	7.1%
Net CAG revenue	$379,539	$336,055	$43,484	12.9%	(0.8%)	-	13.7%

[1]The percentage change from currency is a non-GAAP financial measure. This measure represents the percentage change in revenue resulting from the difference between the average exchange rates during the three months ended December 31, 2016 and the same period of the prior year applied to foreign currency-denominated revenues for the three months ended December 31, 2015.

[2]The percentage change from acquisitions is a non-GAAP financial measure. This measure represents the percentage change in revenue during the three months ended December 31, 2016 compared to the three months ended December 31, 2015 attributed to acquisitions since the beginning of the prior year period.

[3]Organic revenue growth is a non-GAAP financial measure and represents the percentage change in revenue during the three months ended December 31, 2016 compared to the three months ended December 31, 2015 net of acquisitions and the effect of changes in foreign currency exchange rates.

[4]During the second quarter of 2016, we renamed our customer information management and diagnostic imaging systems line of business in the CAG segment to veterinary software, services and diagnostic imaging systems. Financial results were not adjusted as a result of this name change.

[5] During the fourth quarter of 2016, we modified our management reporting to rename IDEXX VetLab service and accessories to CAG Diagnostics service and accessories and reclassified the location of SNAP Pro service plans previously located in CAG Diagnostics capital - instruments to CAG Diagnostics service and accessories. The amount of revenue reclassified was $0.3 million during the fourth quarter of 2015, and $0.4 million during the fourth quarter of 2016.

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Domestic and International Markets and by Product and Service Categories
Amounts in thousands (Unaudited)

	Years Ended
Net Revenue	December 31, 2016	December 31, 2015	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG	1,522,689	1,356,287	166,402	12.3%	(0.6%)	0.3%	12.6%
United States	1,017,065	912,822	104,243	11.4%	-	0.2%	11.2%
International	505,624	443,465	62,159	14.0%	(2.0%)	0.5%	15.5%
Water	103,579	96,884	6,695	6.9%	(1.8%)	-	8.7%
United States	52,852	48,677	4,175	8.6%	-	-	8.6%
International	50,727	48,207	2,520	5.2%	(3.7%)	-	8.9%
LPD	126,491	127,143	(652)	(0.5%)	(1.6%)	-	1.1%
United States	13,253	14,041	(788)	(5.6%)	-	-	(5.6%)
International	113,238	113,102	136	0.1%	(1.8%)	-	1.9%
Other	22,664	21,578	1,086	5.0%	(0.1%)	-	5.1%
Total Company	1,775,423	1,601,892	173,531	10.8%	(0.8%)	0.2%	11.4%
United States	1,089,595	980,321	109,274	11.1%	0.1%	0.2%	10.9%
International	685,828	621,571	64,257	10.3%	(2.1%)	0.4%	12.0%

	Years Ended
Net CAG Revenue	December 31, 2016	December 31, 2015	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG Diagnostics recurring revenue[5]:	$1,281,262	$1,147,026	$134,236	11.7%	(0.7%)	0.4%	12.0%
IDEXX VetLab consumables	451,456	396,526	54,930	13.9%	(0.8%)	-	14.7%
Rapid assay products	189,122	182,670	6,452	3.5%	-	-	3.5%
Reference laboratory diagnostic and consulting services	581,067	512,155	68,912	13.5%	(0.9%)	0.8%	13.6%
CAG Diagnostics service and accessories[5]	59,617	55,675	3,942	7.1%	(0.3%)	-	7.4%
CAG Diagnostics capital – instruments[5]	121,191	98,502	22,689	23.0%	(0.7%)	-	23.7%
Veterinary software, services and diagnostic imaging systems[4]	120,236	110,759	9,477	8.6%	(0.2%)	-	8.8%
Net CAG revenue	$1,522,689	$1,356,287	$166,402	12.3%	(0.6%)	0.3%	12.6%

[1]The percentage change from currency is a non-GAAP financial measure. This measure represents the percentage change in revenue resulting from the difference between the average exchange rates during the year ended December 31, 2016 and the same period of the prior year applied to foreign currency-denominated revenues for the year ended December 31, 2015.

[2]The percentage change from acquisitions is a non-GAAP financial measure. This measure represents the percentage change in revenue during the year ended December 31, 2016 compared to the year ended December 31, 2015 attributed to acquisitions since the beginning of the prior year period.

[3]Organic revenue growth is a non-GAAP financial measure and represents the percentage change in revenue during the year ended December 31, 2016 compared to the year ended December 31, 2015 net of acquisitions and the effect of changes in foreign currency exchange rates.

[4]During the second quarter of 2016, we renamed our customer information management and diagnostic imaging systems line of business in the CAG segment to veterinary software, services and diagnostic imaging systems. Financial results were not adjusted as a result of this name change.

[5] During the fourth quarter of 2016, we modified our management reporting to rename IDEXX VetLab service and accessories to CAG Diagnostics service and accessories and reclassified the location of SNAP Pro service plans previously located in CAG Diagnostics capital - instruments to CAG Diagnostics service and accessories. The amount of revenue reclassified was $0.5 million during the year ended December 31, 2015, and $1.4 million during the year ended December 31, 2016.

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
Amounts in thousands (Unaudited)

					December 31,	December 31,
					2016	2015
Assets:		Current Assets:
		Cash and cash equivalents			$ 154,901	$ 128,994
		Marketable securities			236,949	213,591
		Accounts receivable, net			204,494	188,318
		Inventories			158,034	188,833
		Other current assets			91,206	101,898
		Total current assets			845,584	821,634
		Property and equipment, net			357,422	333,026
		Other long-term assets, net			327,698	320,333
		Total assets			$ 1,530,704	$ 1,474,993
Liabilities and
Stockholders'
Equity (deficit):		Current Liabilities:
		Accounts payable			$ 60,057	$ 52,648
		Accrued liabilities			236,131	205,530
		Line of credit			611,000	573,000
		Deferred revenue			27,380	25,583
		Total current liabilities			934,568	856,761
		Long-term debt			593,110	597,085
		Other long-term liabilities, net			111,239	105,142
		Total long-term liabilities			704,349	702,227

	Total stockholders' equity (deficit)				(108,352)	(84,125)
	Noncontrolling interest				139	130
	Total stockholders' equity (deficit)				(108,213)	(83,995)
	Total liabilities and stockholders' equity (deficit)				$ 1,530,704	$ 1,474,993

IDEXX Laboratories, Inc. and Subsidiaries
Selected Balance Sheet Information(Unaudited)

		December 31,	September 30,	June 30,	March 31,	December 31,
		2016	2016	2016	2016	2015
Selected
Balance Sheet	Days sales outstanding[1]	42.1	42.4	41.5	43.7	43.3
Information:	Inventory turns[2]	2.0	1.8	1.7	1.6	1.5

[1]Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

[2]Inventory turns represent inventory-related cost of product sales for the twelve months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Years Ended
		December 31,	December 31,
		2016	2015
Operating:	Cash Flows from Operating Activities:
	Net income	$ 222,054	$ 192,135
	Non-cash charges	124,217	105,355
	Changes in assets and liabilities	3,002	(69,811)
	Tax benefit from share-based compensation	(14,702)	(11,315)
	Net cash provided by operating activities	334,571	216,364
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(64,787)	(82,921)
	Purchase of marketable securities	(227,894)	(271,958)
	Proceeds from the sale and maturities of marketable securities	203,859	56,775
	Acquisitions of businesses, net of cash acquired	(1,964)	(10,302)
	Net cash used by investing activities	(90,786)	(308,406)
Financing:	Cash Flows from Financing Activities:
	Borrowings (repayments) on revolving credit facilities, net	38,000	24,000
	Issuance of long-term debt	-	250,097
	Repurchases of common stock	(304,086)	(401,981)
	Debt issue costs	(56)	(1,380)
	Proceeds from the exercise of stock options and employee stock purchase plans	38,344	22,397
	Payment of acquisition-related contingent consideration	(4,728)	-
	Tax benefit from share-based compensation	14,702	11,315
	Net cash used by financing activities	(217,824)	(95,552)
	Net effect of changes in exchange rates on cash	(54)	(5,948)
	Net increase (decrease) in cash and cash equivalents	25,907	(193,542)
	Cash and cash equivalents, beginning of period	128,994	322,536
	Cash and cash equivalents, end of period	$ 154,901	$ 128,994

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow[1]
Amounts in thousands (Unaudited)
		Years Ended
		December 31,	December 31,
		2016	2015
Free Cash
Flow:	Net cash provided by operating activities	$ 334,571	$ 216,364
	Financing cash flows attributable to tax benefits from share-based compensation	14,702	11,315
	Investing cash flows attributable to purchases of property and equipment	(64,787)	(82,921)
	Free cash flow	$ 284,486	$ 144,758

[1]Free cash flow is a non-GAAP financial measure and is calculated from cash generated from operations, including tax benefits attributable to share-based compensation, reduced by the Company's investments in property and equipment. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in property and equipment that are required to operate the business. Management also believes this is a common financial measure useful to further evaluate the results of operations.

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended		Years Ended
	December 31,	December 31,	December 31,	December 31,
	2016	2015	2016	2015
Share repurchases during the period	1,951	1,313	3,071	5,659
Shares surrendered by employees in payment for minimum
required withholding taxes due on share based compensation	4	4	60	69
Total number of shares purchased[1]	1,955	1,317	3,131	5,728
Average price paid per share[1]	$ 115.22	$ 71.08	$ 101.96	$ 71.90

Shares remaining under repurchase authorization as of December 31, 2016 totaled 3,735,508.

[1]Shares repurchased and acquired through employee surrender for payment of minimum required withholding taxes on and before June 15, 2015 and the associated average cost per share have been adjusted to reflect the June 2015 two-for-one stock split.  Actual shares repurchased were approximately 4,313,000 for the year ended December 31, 2015.